Exhibit 10.3

INVESTMENT MANAGEMENT AGREEMENT

KVO Capital Management, LLC, a Delaware limited liability company (the “Adviser”), having an address at 44 South Main Street, Box 17, Hanover, NH 03755, United States of America and MONTPELIER REINSURANCE LTD., a Bermuda corporation (the “Client”), having an address at 94 Pitts Bay Road, Pembroke HM 08, Bermuda, hereby enter into this Investment Management Agreement, dated as of April 1, 2008 (this “Agreement”), and hereby agree that the Adviser shall act as discretionary adviser with respect to certain assets of the Client  (the “Investment Account”) on the following terms and conditions:

1.     Investment Account  The Investment Account shall consist of cash and securities in an aggregate amount equal to at least $100,000,000 (the “Minimum Account Amount”), or such greater amount as may be agreed to by the Adviser, initially furnished by the Client for investment pursuant to this Agreement, as well as all other assets which become part of the Investment Account as a result of trading therein or additions thereto, except for amounts withdrawn there from and paid to the Client.  The Minimum Account Amount shall include Net Profits (defined in Schedule B) earned in the Investment Account during the Initial Term.  The Client may make additions to the Investment Account in amounts exceeding $1,000,000, or in such other amount as may be agreed to by the Adviser and the Client.  The Client may make withdrawals from the Investment Account only in cash and in such amounts as it shall determine upon not less than fifteen (15) days prior written notice thereof to the Adviser and provided that (i) the withdrawal shall not cause the assets in the Investment Account to fall below the Minimum Account Amount prior to the end of the Initial Term (as defined in Section 16 below), unless otherwise agreed to by Adviser; and (ii) the Client may not withdraw any Designated Investments (as defined in Section 8(c) below).   For the avoidance of doubt, the Client is not required to make additions to the Investment Account if it falls below the Minimum Account Amount due to net investment losses prior to the expiration of the Initial Term, and the Client will not be required to maintain any minimum amount in the Investment Account after the Initial Term.

2.     Services of Adviser  By execution of this Agreement the Adviser accepts appointment as adviser for the Investment Account with full discretion and agrees to supervise and direct the investments of the Investment Account in accordance with the investment objectives, policies and restrictions described in the investment guidelines attached hereto as Schedule A (the “Investment Guidelines”).  Schedule A may be amended upon agreement of both parties in writing.  The Adviser agrees that Kernan V. Oberting shall be primarily responsible for directing the investments of the Investment Account in accordance with the Investment Guidelines.  In the performance of its services, the Adviser will not be liable for any error in judgment or any acts or omissions to act except those resulting from (i) a breach of the representations set forth in Sections 6(b) and/or (ii) the Adviser’s gross negligence, willful misconduct or malfeasance.  Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws.

3.     Discretionary Authority  Subject to the Investment Guidelines, the Adviser shall have full discretion and authority, without obtaining any prior approval, as the Client’s agent and attorney-in-fact: (a) to make all investment decisions in respect of the Investment Account on the Client’s behalf and at the sole risk of the Client; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in any stock, bond and other securities or financial instruments in respect of the Investment Account; (c) to place orders with respect to, and to arrange for, any of the foregoing; and (d) in furtherance of the foregoing, to do anything which the Adviser shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the selection of such brokers, dealers, and others as the Adviser shall determine in its absolute discretion.  The Adviser shall have responsibility to vote all proxies on securities held from time to time in the Investment Account.

4.     Custody  The assets of the Investment Account shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and acceptable to the Adviser.  The Adviser will communicate its investment purchase, sale and delivery instructions directly with the custodians identified by the Client or other qualified depositories.  The Client shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians, except that the Adviser will be responsible for any losses or expenses incurred by the Investment Account or the Client to the extent caused by (i) a breach of the representations set forth in Sections 6(b) below, and/or (ii) the Adviser’s gross negligence, willful misconduct or malfeasance.

5.     Brokerage  When placing orders for the execution of transactions for the Investment Account, the Adviser may allocate transactions to such brokers or dealers, for execution in any markets, at such prices and commission rates, as are selected by the Adviser in its sole discretion. The Adviser acknowledges that it has a fiduciary duty to the Client to seek best execution of any transaction effected or executed for the Investment Account.  Subject to the obligation to achieve best execution, the Adviser is not obligated to negotiate “execution only” commission rates, and, in negotiating commission rates, the Adviser may take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers.  The Adviser will limit the use of “soft dollars” to obtain services that constitute eligible research and brokerage services within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended.  The Investment Account may be deemed to be paying for research or brokerage services provided or paid for by the broker which is included in the commission rate although the Investment Account may not, in any particular instance, be the direct or indirect beneficiary of the research or brokerage services provided.  Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, finance and economic studies and forecasts; financial publications; statistics and pricing services; discussions with research personnel; and software and data bases utilized in the investment management process.  Brokerage services furnished by brokers may include, but is not limited to, services related to the execution, clearing and settlement of securities transactions and functions incidental thereto; trading software to route orders; software that provides trade analytics and trading strategies; software used to transmit orders; clearance and settlement in connection with a trade; electronic communication of allocation instructions; routing settlement instructions; and post trade matching of trade information.  The Client acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable.  The Adviser is hereby authorized to, and the Client acknowledges that the Adviser may, aggregate orders on behalf of the Investment Account with orders on behalf of other clients of the Adviser, itself and its affiliates.  In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, shall be made in a manner which the Adviser considers to be the most fair and equitable to all of its clients, including the Client.

6.                    Representations, Warranties and Agreements

(a)          The Client represents, warrants and agrees that:

(i)                                     it has full legal power and authority to enter into this Agreement; and

(ii)                                  the appointment of the Adviser hereunder is permitted by the Client’s governing documents and has been duly authorized by all necessary corporate or other action;

(b)         The Adviser represents, warrants and agrees that:

(i)                                     it has full legal power and authority to enter into this Agreement;

(ii)                                  entering into this Agreement has been duly authorized by all necessary action;

(iii)                               at such time as funds are first contributed to the Investment Account and for the duration of the Agreement thereafter (the “Management Period”), it will hold and maintain all licenses, registrations, franchises, approvals, authorizations or permits necessary or required to transact its business in the places and in the manner in which such business (including performance of its duties and obligations hereunder) is conducted (collectively, “Licenses”).  The Adviser will at all times during the Management Period be duly registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940 as amended, or exempt from registration as an investment adviser thereunder;

(iv)                              to the best of its knowledge is, and will in good faith continue to conduct its activities during the term of this Agreement, in compliance with all applicable federal, state, local or foreign laws, rules and regulations; and

(v)                                 if at any time during the term of this Agreement the Adviser becomes aware that: (1) any of the foregoing representations and warranties have ceased to be true and correct in all respects, or (2) that any of the events described in Section 16(b) below with respect to the Adviser have occurred, the Adviser shall immediately provide written notice to the Client.

7.     Reports  The Adviser shall provide the Client reports containing the status of the Investment Account at least monthly, and will provide written advisory report letters on a quarterly basis.  All records maintained pursuant to this Agreement shall be subject to examination by the Client and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice.  The Adviser shall provide copies of trade tickets, custodial reports, proxy votes and other records the Client reasonably requires for regulatory, accounting or tax purposes.

8.                    Investment Management Fees and Expenses.

(a)   The Adviser will be paid a monthly management fee (the “Management Fee”) for its investment advisory services provided hereunder, determined in accordance with Schedule B to this Agreement.  The Management Fee shall be payable in arrears within ten (10) days after the last day of each  month based upon the net asset value of the Investment Account as of the last day of the immediately preceding month.  The Management Fee shall be pro-rated for any partial month.  In the event that the Management Fee is to be paid by the custodian out of the Investment Account, the Client shall provide written authorization to the custodian to pay the Management Fee directly from the Investment Account.

(b)   The Adviser will be paid an annual incentive fee (the “Incentive Fee”) for its investment advisory services provided hereunder, determined in accordance with Schedule B to this Agreement.  The Incentive Fee shall be payable within ten (10) days after the last day of each calendar year and, with respect to any withdrawals from the Investment Account on a date other than December 31, the Incentive Fee shall be payable within ten (10) days of the withdrawal; provided, however, that the first Incentive Fee shall be payable within ten (10) days of December 31, 2009 for the performance period beginning as of the date hereof and ending December 31, 2009.  Notwithstanding the foregoing, no Incentive Fee shall be payable for any calendar year unless there have been sufficient Net Profits (as defined in Schedule B) to recoup the Loss Carryforward (as defined in Schedule B).  In the event that the Incentive Fee is to be paid by the custodian out of the Investment Account, the Client shall provide written authorization to the custodian to pay the Incentive Fee directly from the Investment Account.

(c)   The Adviser, in its reasonable discretion, shall deem a restricted or illiquid security or other financial instrument purchased by the Investment Account that is difficult to value accurately as a “Designated Investment”.  In the event this Agreement is terminated and the Investment Account holds any Designated Investments, (i) the Agreement will remain in force with respect to the Designated Investments; provided that, (y) when a Designated Investment is sold or liquidated, or when the Adviser, in its reasonable discretion, determines that a Designated Investment should no longer be considered a Designated Investment (a “Deemed Liquidation”), then this Agreement shall terminate immediately with respect to such Designated Investment, and (z) in the event the Agreement is terminated pursuant to Section 16(b), the Client may opt to take control of all Designated Investments, in which case the Agreement will terminate in its entirety; (ii) the Management Fee shall be paid directly by the Client and not from the Investment Account; and (iii) in lieu of the Incentive Fee in Section 8(b) above, a performance fee in an amount equal to 15% of the Net Profits (including realized and unrealized gains as applicable) attributable to each Designated Investment shall be payable within ten (10) days after the sale, liquidation, or Deemed Liquidation of each Designated Investment, subject to the Loss Carryforward.  In the event that the performance fee is to be paid by the custodian out of the Investment Account, the Client shall provide written authorization to the custodian to pay the performance fee directly from the Investment Account.

(d)   The Investment Account shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Investment Account pursuant to this Agreement and shall include:  the Management Fee and the Incentive Fee; custodial fees; borrowing expenses; investment expenses such as commissions; and other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets.

9.     Confidential Relationship  All information and advice furnished by either party to the other party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third parties except with the consent of the other party or as required by law.  The Client consents to the disclosure by the Adviser that Client is a client of the Adviser and to the inclusion of Client on a list of representative clients of the Adviser or in other marketing materials.  The Client acknowledges that the Adviser shall own and be permitted to use the investment track record with respect to the Investment Account, and shall be permitted to retain copies of all documentation necessary to support the investment track record.

10.   Non-Assignability   Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that an assignment by the Client to an affiliate or due to the reconstruction, amalgamation, or merger by the Client shall not require the prior written consent of the Adviser.

11.   Directions to the Adviser  All directions by or on behalf of the Client to the Adviser shall be in writing signed by or on behalf of the Client.  The Adviser shall be fully protected in relying upon any such writing which the Adviser believes to be genuine and signed or presented by the proper person or persons, shall be under no duty to make any investigation or inquiry as to any statement contained therein and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

12.   Services to Other Clients  It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Account, provided that (i) such advice or action for such other clients does not materially interfere with Adviser’s performance of its obligations to Client pursuant to this Agreement and (ii) the allocation of investment opportunities shall be made on a fair and equitable basis by the Adviser taking into account all factors, including, but not limited to, the investment guidelines, tax profile and risk tolerance of all of its clients, including the Client.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the right of the Adviser, its members, managers, officers, employees or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client.

13.   Investment by the Adviser for Its Own Account  Nothing in this Agreement shall limit or restrict the Adviser or any of its members, managers, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts.  The Client acknowledges that the Adviser and its members, managers, officers, employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the Investment Account.  The Adviser shall have no obligation to purchase or sell for the Investment Account or to recommend for purchase or sale by the Investment Account any security that the Adviser or its members, managers, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.

14.   Notices  All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing personally or by reputable overnight courier service to the following addresses: (a) if to the Adviser, at its address set forth above, Attention: Kernan V. Oberting, or (b) if to the Client, at its address set forth above, Attention: Treasurer.  The Adviser or the Client may change its address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.

15.   Entire Agreement; Amendment  This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and shall not be amended except by an instrument in writing signed by the parties hereto.

16.   Term; Termination  Subject to Section 8(c) above,

(a)           Subject to Section 16(b) below, this Agreement shall continue in force for the period beginning on the later of May 1, 2008 or the effective date on which the Adviser receives its Licenses and ending on December 31, 2010 (such period, the “Initial Term”), and subject to automatic renewal for additional successive one-year periods.  Either party may, upon at least ninety (90) days prior written notice, terminate this Agreement as of December 31, 2010  and annually thereafter, provided that the Client shall honor any trades executed but not settled before the date of any such termination.

(b) Either party may terminate this Agreement immediately in the event (i) of a winding-up of, or the appointment of an administrator, examiner or receiver to either party or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction (except a voluntary liquidation for the purposes of a reconstruction, amalgamation or merger); (ii) that the Adviser ceases to be permitted to act as an investment adviser under any law, rule or regulation or the Adviser breaches any of the representations set forth in Sections 6(b)(iii) or (iv); (iii) of a conviction of, or plea of guilty or no contest to, a felony under federal, state or foreign securities laws by Kernan V. Oberting; (iv) of a formal investigation of or a formal proceeding involving the Adviser or Kernan V. Oberting initiated by a state, federal or foreign governmental agency in connection with the provision of investment advisory services; or (v) either party is in material breach of the Agreement, and has not cured such breach within thirty (30) days of receiving notice of such breach by the other party.

(c) The Management Fee for the month during which any termination of this Agreement shall occur shall be paid as of the date of termination and prorated if the termination date does not coincide with the end of a month.

17.   Governing Law  To the extent that the interpretation or effect of this Agreement shall depend on state law, this Agreement shall be governed by and construed in accordance with the laws of New York.

18.   Effective Date  This Agreement shall become effective on the date first written above.

19.   Binding Agreement  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successor and assigns, including any corporation with which, or into which, the Client may be merged or which may succeed to its assets or business.  For the avoidance of doubt, this Agreement shall continue in effect with its terms notwithstanding the dissolution or merger of the Client.

20.   Counterparts  This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISER:		CLIENT:

KVO CAPITAL MANAGEMENT, LLC		MONTPELIER REINSURANCE LTD.

By:	/s/ Kernan V. Oberting	By:	/s/ Anthony Taylor
Name:	Kernan V. Oberting	Name:	Anthony Taylor
Title:	Managing Member	Title:	Chief Executive Officer